ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-171806 Dated June 28, 2013
Royal Bank of Canada Buffered Return Optimization Securities Linked to the Russell 2000® Index due on or about July 31, 2015
Investment Description
Buffered Return Optimization Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the Russell 2000® Index (the “Index”) (each, a “Security” and collectively, the “Securities”). If the Index Return is positive, Royal Bank of Canada will repay the principal amount at maturity plus pay a return equal to two times the Index Return, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 17.00% and 20.00%. If the Index Return is zero but the percentage decline of the Index is less than or equal to the Buffer Percentage of 10%, Royal Bank of Canada will repay the full principal amount at maturity. If the Index Return is negative and the percentage decline of the Index is greater than the Buffer Percentage, you will lose 1% of the principal amount of your Securities for every 1% decline in the level of the Index in excess of the Buffer Percentage, up to a loss of 90% of your investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose up to 90% of the principal amount. The Securities will not be listed on any exchange. The downside exposure to the Index is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑        Enhanced Growth Potential— At maturity, the Securities enhance any positive Index Return up to the Maximum Gain of between 17.00% and 20.00% (the actual Maximum Gain will be determined on the Trade Date). If the Index Return is negative, investors may be exposed to the negative Index Return at maturity.

❑        Buffered Downside Market Exposure— If the Index Return is zero or negative, but the percentage decline of the Index is less than or equal to the Buffer Percentage of 10%, Royal Bank of Canada will pay the full principal amount at maturity. However, if the Index Return is negative and the percentage decline of the Index is greater than the Buffer Percentage of 10%, Royal Bank of Canada will pay less than the full principal amount, resulting in a loss of the principal amount that is proportionate to the percentage decline in the Index in excess of the Buffer Percentage.  Accordingly, you may lose up to 90% of the principal amount of the Securities. The downside exposure to the Index is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                                          July 26, 2013
Settlement Date1                                               July 31, 2013
Final Valuation Date2                                     July 27, 2015
Maturity Date2                                                     July 31, 2015
1          Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-ROS-3.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX, SUBJECT TO THE BUFFER PERCENTAGE AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED IN ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 IN THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-ROS-3 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering Buffered Return Optimization Securities Linked to the Russell 2000® Index.  The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain, which will be determined on the Trade Date.  The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The indicative Maximum Gain range for the Securities is listed below. The actual Maximum Gain and Index Starting Level for the Securities will be determined on the Trade Date.

Index	Multiplier	Maximum Gain	Buffer Percentage	Index Starting Level	CUSIP	ISIN
Russell 2000® Index	2	17.00% to 20.00%	10.00%	h	78008Y772	US78008Y7720
See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. UBS-ROS-3 dated March 1, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-ROS-3.  Any representation to the contrary is a criminal offense.

	Price to Public(1)(3)		Fees and Commissions(2)(3)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Russell 2000® Index	h	$10.00	h	$0.20	h	$9.80
(1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-13 of the accompanying product prospectus supplement no. UBS-ROS-3.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission for sales of Securities to brokerage accounts that will depend on market conditions on the Trade Date.  In no event will the commission received by UBS exceed $0.20 per $10 principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 10 of this free writing prospectus.

(3)  With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 10 of this free writing prospectus.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-ROS-3 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our senior global medium-term notes. Series E, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-ROS-3 dated March 1, 2011.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-ROS-3, as the Securities involve risks not associated with conventional debt securities.

If the terms of the prospectus, prospectus supplement and product prospectus supplement no UBS-ROS-3 are inconsistent with the terms discussed herein, the terms discussed in this free writing prospectus will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-ROS-3 dated March 1, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000686/d24112424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.

♦     You can tolerate the loss of up to 90% of the principal amount of the Securities and are willing to make an investment that has similar downside market risk as an investment in the Index subject to the Buffer Percentage at Maturity.

♦     You believe the level of the Index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain of between 17.00% and 20.00% (the actual Maximum Gain will be determined on the Trade Date).

♦     You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Maximum Gain will be determined on the Trade Date).

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦     You do not seek current income from your investment and are willing to forego dividends paid on the Index stocks.

♦     You are willing to hold the Securities to maturity, a term of approximately two years, and accept that there may be little or no secondary market for the Securities.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of the principal amount.

♦     You require an investment designed to provide a full return of principal at maturity.

♦     You cannot tolerate the loss of up to 90% of the principal amount of the Securities, and you are not willing to make an investment that has similar downside market risk as an investment in the Index, subject to the Buffer Percentage at Maturity.

♦     You believe that the level of the Index will decline over the term of the Securities, or you believe the level of the Index will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain of 17.00% to 20.00% (the actual Maximum Gain will be determined on the Trade Date).

♦     You seek an investment that has unlimited return potential without a cap on appreciation.

♦     You would be unwilling to invest in the Securities if the Maximum Gain was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Maximum Gain will be determined on the Trade Date).

♦     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦     You seek current income from this investment or prefer to receive the dividends paid on the Index stocks.

♦     You are unable or unwilling to hold the Securities to maturity, a term of approximately two years, or you seek an investment for which there will be an active secondary market.

♦     You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-ROS-3 for risks related to an investment in the Securities.

Indicative Terms of the Securities1
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security for brokerage account holders; $9.80 per Security for advisory account holders (both subject to a minimum purchase of 100 Securities).
Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount.
Term2:	Approximately two years
Index:	Russell 2000® Index
Multiplier:	2
Maximum Gain:	17.00% to 20.00% (to be determined on the Trade Date)
Buffer Percentage:	10%
Payment at Maturity (per $10 Security):
If the Index Return is positive, Royal Bank of Canada will pay you:

$10 + ($10 x the lesser of (i) 2 x Index Return and (ii) Maximum Gain)

If the Index Return is zero or negative but the percentage decline of the Index is less than or equal to the Buffer Percentage, Royal Bank of Canada will pay you:

$10

If the Index Return is negative and the percentage decline of the Index is greater than the Buffer Percentage,  Royal Bank of Canada will pay you:

$10 + ($10 x Index Return + Buffer Percentage)

In this scenario, you will lose up to 90% of the principal amount of the Securities in an amount proportionate to the negative Index Return in excess of the Buffer Percentage.

Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	The Index Closing Level on the Trade Date.
Index Ending Level:	The Index Closing Level on the Final Valuation Date.
Investment Timeline
Trade Date:	The Maximum Gain is set. The Index Starting Level is determined.

Maturity Date:
The Index Ending Level and Index Return are determined.

If the Index Return is positive, Royal Bank of Canada will pay you a cash payment per $10.00 Security that provides you with your principal amount plus a return equal to the Index Return multiplied by 2, subject to the Maximum Gain. Your payment at maturity per $10.00 Security will be equal to:

$10 + ($10 x the lesser of (i) 2 x Index Return and (ii) Maximum Gain)

If the Index Return is zero or negative but the percentage decline of the Index is less than or equal to the Buffer Percentage, Royal Bank of Canada will pay you a cash payment of $10.00 per $10.00 Security.

If the Index Return is negative and the percentage decline of the Index is greater than the Buffer Percentage, Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10.00 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Index in excess of the Buffer Percentage, and equal to:

$10.00 + ($10.00 x Index Return + Buffer Percentage)

In this scenario, you will lose up to 90% of the principal amount of the Securities, in an amount proportionate to the negative Index Return in excess of the Buffer Percentage.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-ROS-3. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Your Investment in the Securities May Result in a Loss of Principal:  The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Index Return is negative and the percentage decline of the Index is greater than the Buffer Percentage, you will be exposed to any negative Index Return in excess of the Buffer Percentage and Royal Bank of Canada will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Index in excess of the Buffer Percentage.  Accordingly, you could lose up to 90% of the principal amount of the Securities.

♦
Downside Market Exposure to the Index if Buffered Only If You Hold the Securities to Maturity: You should be willing to hold the Securities to maturity.  If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the Index has not declined by more than the 10% Buffer Percentage at the time of sale.

♦
The Multiplier Applies Only at Maturity:  You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Multiplier and the return you realize may be less than two times the return of the Index, even if the Index return at the time is positive and does not exceed the Maximum Gain.

♦
The Appreciation Potential of the Securities Is Limited by the Maximum Gain:  If the Index Return is positive, Royal Bank of Canada will pay you $10 per Security at maturity plus an additional return that will not exceed the Maximum Gain of 17.00% to 20.00%, regardless of the appreciation in the Index, which may be significant (the actual Maximum Gain will be determined on the Trade Date).  Therefore, your return on the Securities may be less than your return would be on a hypothetical direct investment in the Index or in the component stocks of the Index.

♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Credit Risk of Royal Bank of Canada:  The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the Index or the securities included in the Index.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity:  While the payment at maturity for the Securities is based on the full principal amount of the Securities, the original issue price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and, for brokerage account holders, the issue price also includes the agents’ commission. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦
No Dividend Payments or Voting Rights:  Investing in the Securities is not equivalent to investing directly in any of the component securities of the Index. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities underlying the Index would have.

♦
Lack of Liquidity: The Securities will not be listed on any securities exchange. RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Index or the equity securities included in the Index, and therefore, the market value of the Securities.

♦
Changes Affecting the Index: The policies of the reference sponsor (Russell Investment Group) concerning additions, deletions and substitutions of the stocks included in the Index and the manner in which the reference sponsor takes account of certain changes affecting those stocks included in the Index may adversely affect the level of the Index.  The policies of the reference sponsor with respect to the calculation of the Index could also adversely affect the level of the Index.  The reference sponsor may discontinue or suspend calculation or dissemination of the Index and has no obligation to consider your interests in the Securities when taking any action regarding the Index.  Any such actions could have an adverse effect on the value of the Securities.

♦
An investment in the Securities is subject to risks associated in investing in stocks with a small market capitalization. The Index consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies.  As a result, the level of the Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks.  Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals.  Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies.  These companies may also be more susceptible to adverse developments related to their products or services.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price:  Trading or transactions by Royal Bank of Canada or its affiliates in the equity securities included in the Index or in futures, options, exchange-traded funds or other derivative products on the equity securities included in the Index may adversely affect the market value of the equity securities underlying the Index, the level of the Index and therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities:  In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual or expected volatility of the Index;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the equity securities included in the Index;

♦	interest and yield rates in the market generally, as well as in each of the markets of the equity securities included in the Index;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at  maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00% and assume a hypothetical Index Starting Level of 979.92, a hypothetical Maximum Gain of 18.50%, and reflect the Multiplier of 2 and the Buffer Percentage of 10.00%. The actual Index Starting Level and Maximum Gain will be set on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Index Ending Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1 – On the Final Valuation Date, the Index closes 2% above the Index Starting Level. Because the Index Return is 2%, Royal Bank of Canada will pay you two times the Index Return, or 4%, and the payment at maturity per $10 principal amount Security will be calculated as follows:

$10 + ($10 x 2% x 2) = $10 + $0.40 = $10.40

Example 2 – On the Final Valuation Date, the Index closes 40% above the Index Starting Level. Because two times the Index Return of 40% is more than the Maximum Gain of 18.50%, Royal Bank of Canada will pay you at maturity the principal amount plus a return equal to the Maximum Gain or $11.850 per $10 principal amount Security.

Example 3 – On the Final Valuation Date, the Index closes 5% below the Index Starting Level. Because the Index Return is -5%, which is negative, but the percentage decrease in the level of the Index is less than the Buffer Percentage of 10%, Royal Bank of Canada will pay you at maturity a cash payment of $10 per $10 principal amount Security (a 0% return on the principal amount).

Example 4 – On the Final Valuation Date, the Index closes 40% below the Index Starting Level. Because the Index Return is -40%,  which is negative and the percentage decrease in the level of the Index is greater than the Buffer Percentage of 10%, Royal Bank of Canada will pay you at maturity a cash payment of $7 per $10 principal amount Security (a 30% loss on the principal amount), calculated as follows:

1$10 + ($10 x -40% + 10%) = $10 - $3 = $7

Hypothetical Index Ending Level	Hypothetical Index Return1	Hypothetical Payment at Maturity ($)	Return on Securities per $10.00 Issue Price (%)2	Return on Securities per $9.80 Issue Price (%)3
1,959.84	100.00%	$11.850	18.50%	20.92%
1,714.86	75.00%	$11.850	18.50%	20.92%
1,469.88	50.00%	$11.850	18.50%	20.92%
1,371.89	40.00%	$11.850	18.50%	20.92%
1,273.90	30.00%	$11.850	18.50%	20.92%
1,175.90	20.00%	$11.850	18.50%	20.92%
1,077.91	10.00%	$11.850	18.50%	20.92%
1,070.56	9.25%	$11.850	18.50%	16.58%
1,028.92	5.00%	$11.000	10.00%	12.24%
999.52	2.00%	$10.400	4.00%	8.16%
979.92	0.00%	$10.000	0.00%	2.04%
930.92	-5.00%	$10.000	0.00%	2.04%
881.93	-10.00%	$10.000	0.00%	2.04%
783.94	-20.00%	$9.000	-10.00%	-8.16%
734.94	-25.00%	$8.500	-15.00%	-13.27%
685.94	-30.00%	$8.000	-20.00%	-18.37%
587.95	-40.00%	$7.000	-30.00%	-28.57%
489.96	-50.00%	$6.000	-40.00%	-38.76%
244.98	-75.00%	$3.500	-65.00%	-64.29%
0.00	-100.00%	$0.000	-90.00%	-100.00%

1 The Index Return excludes any cash dividend payments.
2 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security for all brokerage account holders.

3 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $9.80 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 10 of this free writing prospectus.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary supplements and to the extent inconsistent with supersedes the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described herein as a pre-paid cash-settled derivative contract in respect of the Index for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

The Internal Revenue Service has issued notices and the Treasury Department has issued final regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement dated March 1, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Legislation Affecting Taxation of Securities Held By or Through Foreign Entities.”  Pursuant to the final regulations, withholding requirements with respect to payments made on the Securities will generally begin no earlier than January 1, 2014, and the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014.  Account holders subject to information reporting requirements pursuant to the legislation may include holders of the Securities.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the Securities.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-49 in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Fulbright Canada LLP, our Canadian tax counsel, interest on a Security (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the Index is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement no. UBS-ROS-3, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

The Russell 2000® Index
All disclosures contained in this free writing prospectus regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Russell Investments Group (“Russell”). Russell, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Russell discontinuing publication of the Index are discussed in the section entitled “Additional Terms of the Securities—Discontinuance of the Index; Alteration of Method of Calculation.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

Russell began dissemination of the Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Index.  The Index was set to 135 as of the close of business on December 31, 1986. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Index is determined, comprised, and calculated by Russell without regard to the Securities.

You can obtain the level of the Russell 2000® Index at any time from the Bloomberg Financial Market page “RTY <Index> <GO>” or from the Russell website at www.russell.com.

The graph below illustrates the weekly performance of the Index from June 27, 2002 to June 27, 2013. The historical levels of the Index should not be taken as an indication of future performance.

Historical Performance Is Not An Indication of Future Performance

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.
The closing level of the Index on June 27, 2013 was 979.92.

Information contained in the Russell website referenced above is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Selection of Stocks Underlying the Index

All companies eligible for inclusion in the Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

An important criteria used to determine the list of securities eligible for the Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. Companies with a total market capitalization of less than $30 million are not eligible for the Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In general, only one class of common stock of a company is eligible for inclusion in the Index, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

Annual reconstitution is a process by which the Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Index using the then existing market capitalizations of eligible companies. Reconstitution of the Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Index. The current Reference Asset level is calculated by adding the market values of the Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 3,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Index. To calculate the Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index. In order to provide continuity for the Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

License Agreement

We and Russell have entered into a non-exclusive license agreement providing for the license to us, and certain of our affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Securities.

Russell does not guarantee the accuracy and/or the completeness of the Index or any data included in the Index and has no liability for any errors, omissions, or interruptions in the Index. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Securities, or any other person or entity from the use of the Index or any data included in the Index in connection with the rights licensed under the license agreement described in this free writing prospectus or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Index or any data included in the Index. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The Securities are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Index to track general stock market performance or a segment of the same. Russell’s publication of the Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the Index is based. Russell's only relationship to us is the licensing of certain trademarks and trade names of Russell and of the Index, which is determined, composed and calculated by Russell without regard to us or the Securities. Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Securities to such brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS is an investment adviser, UBS will act as placement agent at a purchase price of $9.80 per Security and will not receive a sales commission with respect to such sales.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-13 of the accompanying product prospectus supplement no. UBS-ROS-3.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-ROS-3 dated March 1, 2011 under the caption “General Terms of the Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.